Exhibit 10.9.5

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (“Amendment”) is made and dated as of June 14, 2021, between INTRICON CORPORATION, a Pennsylvania corporation (the “Company”), and [NAME] (“Executive”).

BACKGROUND

Company and Executive are parties to an Employment Agreement dated as of October 7, 2007 (the “Employment Agreement”). The parties desire to amend the Employment Agreement to their mutual benefit as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.         Termination for Cause. Section 4.3 of the Employment Agreement is amended and restated to read as follows:

“4.3     Termination for Cause. Executive’s employment shall terminate immediately upon notice that the Board of Directors is terminating Executive for Cause (as defined herein), in which event the Company shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, expense reimbursement, etc., but excluding bonuses) due and payable to Executive as of the termination. “Cause” means the following, provided that, in the case of circumstances described in clauses (iv) through (vi) below, the Company shall have given written notice thereof to Executive, and Executive shall have failed to remedy the circumstances as determined in the sole discretion of the Board of Directors within 30 days:

(i)         fraud or dishonesty in connection with Executive’s employment or theft, misappropriation or embezzlement of the Company’s funds or other property;

(ii)         conviction of any felony, crime involving fraud or knowing misrepresentation, or of any other crime (whether or not such felony or crime is connected with his employment) the effect of which in the reasonable judgment of the Board of Directors is likely to adversely affect the Company or its affiliates;

(iii)         material breach of Executive’s obligations under this Agreement;

(iv)         repeated and consistent unauthorized failure of Executive to be available to perform duties during normal business hours;

(v)         willful violation of any Company policy or any express lawful direction or requirement established by the Board of Directors, as determined by a majority of Board of Directors;

(vi)         insubordination, gross incompetence or misconduct in the performance of, or gross neglect of, Executive’s duties hereunder, as determined by a majority of Board of Directors; or

(vii)         use of alcohol or other drugs which interfere with Executive’s performance of his duties, or use of any illegal drugs or narcotics.”

2.         Termination without Cause. Section 4.4(a)(i) of the Employment Agreement is amended and restated to read as follows:

“(a)         If Executive’s employment is terminated by the Company for any reason other than Cause or Executive’s death or disability:

(i)         the Company shall pay Executive amounts (including salary, bonuses, expense reimbursement, etc.) due and payable to Executive as of the termination of his employment and shall pay Executive either (A) an amount equal to Executive's then current Base Salary for a period of one year after Executive’s termination of employment under this Section (“Severance Period”) payable in installments in accordance with the Company’s then current regular payroll practices and dates or (B) if Executive so requests in writing, the present value of Executive’s Base Salary payable in a lump sum using a discount rate of six percent (6%), in either case commencing as soon as administratively practicable after the Release described in Section 4.10 (Release) becomes irrevocable as provided in Section 4.10, provided that if the 60-day period described in Section 4.10 begins in one taxable year and ends in a second taxable year, such payments shall not commence until the second taxable year; and”.

3.         Change of Control. Section 4.6(c) of the Employment Agreement is amended and restated to read as follows:

“(c)         Except as otherwise provided in this Section, any Change of Control Payment or other sums to be paid to Executive under this Section shall be paid in a lump sum as soon as administratively practicable after the Release described in Section 4.10 (Release) becomes irrevocable as provided in Section 4.10, provided that if the 60-day period described in Section 4.10 begins in one taxable year and ends in a second taxable year, such payment shall not commence until the second taxable year.”

4.         Equity Awards. Section 4.9 of the Employment Agreement is amended and restated to read as follows:

“4.9     Equity Awards. If during the Term: (a) Executive’s employment is terminated by the Company for any reason other than for Cause or (b) Executive terminates his employment under circumstances that would constitute an Involuntary Termination, then (i) any stock options granted to Executive by the Company which are outstanding and have not been exercised by Executive prior to Executive’s termination (X) if unvested, shall accelerate, vest and be exercisable on the date of termination of employment, and (Y) may be exercised by Executive or his legal representative, estate, personal representative or beneficiary who acquired the right to exercise such options by bequest or inheritance, as the case may be, for a period equal to the unexpired term of the stock option, notwithstanding Executive’s termination, and (ii) any unvested restricted stock units granted to Executive by the Company shall automatically vest and become free of all restrictions and conditions, less applicable withholdings, on the date of termination of employment, notwithstanding Executive’s termination; provided, however, that with respect to any acceleration of stock options or vesting of restricted stock units as a result of the termination of Executive's employment under clause (a) or (b), it shall be a condition precedent to such acceleration that Executive shall have complied with Section 4.10 (Release); and provided, further however, that the vesting of equity awards conditioned on performance shall be governed by the terms of the award agreement evidencing such equity award and not by this Section. For the avoidance of doubt, the treatment of Executive’s equity awards in the event of a Change of Control shall be governed by the terms of the Amended and Restated 2015 Equity Incentive Plan as it may be amended (or any applicable successor plan).”

5.         Release. Section 4.10 of the Employment Agreement is amended and restated to read as follows:

“4.10   Release. In the event of the termination of Executive’s employment for any reason, the Company shall not be obligated to make any payments or provide continuing benefits under this Agreement (other than payments and benefits earned by Executive and payable prior to the date of termination) unless Executive executes and delivers within 60 days after presentation by the Company, and does not revoke within 15 days after delivery by Executive, an agreement (“Release”) in a form acceptable to the Company, that: (i) releases all claims by Executive against the Company and any of its subsidiaries and affiliates, through date of execution; and (ii) requires Executive to indemnify the Company if he breaches the Release.”

6.         Injunctive and Other Relief. A new subsection (e) is added at the end of Section 5.4 to read as follows:

“(e)         Nothing in this Agreement prohibits Executive reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, the Occupational Safety and Health Administration, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal and state law or regulation, including the Defend Trade Secrets Act, which gives Executive immunity from federal and state civil and criminal liability for disclosures of trade secrets. Under the Defend Trade Secrets Act, Executive has the right to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, and (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Executive does not need prior authorization from the Company to make any such reports or disclosures and are not required to notify the Company that he has made such reports or disclosures.”

7.         Arbitration. Section 6.2 of the Employment Agreement is amended to replace the words “Philadelphia, Pennsylvania” with “Minneapolis, Minnesota”.

8.         Governing Law. Section 6.6 of the Employment Agreement is amended to replace the words “Commonwealth of Pennsylvania” with “State of Minnesota”.

9.         Section 409A. A new Section 6.10 is added to the Employment Agreement immediately after Section 6.9 of the Employment Agreement to read as follows:

“6.10         Section 409A.

(a)    Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 4, Termination of Employment, will be payable until Executive has a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986 and its governing regulations and guidance (“Section 409A”). In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A to payments due to Executive upon or following his “separation from service”, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following the earlier to occur (i) the expiration of such six month period or (ii) the death of Executive. For purposes of the application of Section 409A, each payment in a series of payments will be deemed a separate payment.

(b)    Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided to Executive does not constitute a “deferral of compensation” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(c)    Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with, and shall be interpreted as complying with, Section 409A and all benefits or payments provided by the Company to Executive that are intended to be exempt from Section 409A shall be interpreted in a manner consistent with such intent.”

10.         Miscellaneous.

10.1         Except as set forth in this Amendment, the Employment Agreement shall remain in full force and effect in accordance with its terms.

10.2         This Amendment may be executed in counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date written above.

INTRICON CORPORATION

By:
Name:
Title:

EXECUTIVE

By: